EXHIBIT 12.1

Statement Regarding Computation of Ratios

Computation of Ratios

The following formulas were used to calculate the ratios in Financial Information and Supplementary Data, page 22, Selected Financial Data for the years ended December 31, 2007, 2006, 2005, 2004 and 2003, included in this report as Exhibit 13.1.

(Calculation)

Net Income / Weighted average shares of common stock outstanding for the period

= Earnings Per Share

	December 31,
	2007	2006	2005	2004	2003
Net Income	$2,035,962	$2,143,824	$2,262,265	$2,637,325	$2,518,241
Weighted Average Shares Outstanding	1,528,443	1,528,443	1,528,443	1,528,443	1,537,292
Per Share Amount	$1.33	$1.40	$1.48	$1.73	$1.64

(Calculation) Cash dividends/ Shares issued = Cash dividends declared per share
	December 31,
	2007	2006	2005	2004	2003
Cash dividends	$1,161,616	$1,161,616	$1,161,616	$1,161,616	$1,123,063
Shares issued	1,528,443	1,528,443	1,528,443	1,528,443	1,537,292
Per Share Amount	$.76	$.76	$.76	$.76	$.73

(Calculation) Stockholders’ Equity/ Shares issued = Book Value per share
	December 31,
	2007	2006	2005	2004	2003
Stockholders’ Equity	$27,214,599	$25,276,954	$23,958,629	$23,953,036	$23,030,615
Shares issued	1,528,443	1,528,443	1,528,443	1,528,443	1,528,443
Per Share Amount	$17.81	$16.54	$15.68	$15.67	$15.07

(Calculation)

Net Income / Total average assets

= Return on Average Assets

	(In thousands)
	December 31,
	2007	2006	2005	2004	2003
Net Income	$2,036	$2,144	$2,262	$2,637	$2,518
Total Average Assets	$253,930	$262,946	$270,500	$284,930	$277,952
Return on Average Assets	.80%	.82%	.84%	.93%	.91%

(Calculation) Net Income / Average stockholders’ equity = Return on Average Equity
	(In thousands)
	December 31,
	2007	2006	2005	2004	2003
Net Income	$2,036	$2,144	$2,262	$2,637	$2,518
Total Average Stockholders’ Equity	$26,223	$25,416	$24,409	$23,092	$21,884
Return on Average Equity	7.76%	8.44%	9.27%	11.42%	11.51%

(Calculation) Average Equity / Average stockholders’ equity = Average Equity to Average Assets
	(In thousands)
	December 31,
	2007	2006	2005	2004	2003
Total Average Stockholders’ Equity	$26,223	$25,416	$24,409	$23,092	$21,884
Total Average Assets	$253,930	$262,946	$270,500	$284,930	$277,952
Average Equity to Average Assets	10.33%	9.67%	9.02%	8.10%	7.87%

(Calculation)

Cash dividends per share / Net income per share

= Dividend Payout Ratio

	December 31,
	2007	2006	2005	2004	2003
Cash dividends per share	$.76	$.76	$.76	$.76	$.73
Net income per share	$1.33	$1.40	$1.48	$1.73	$1.64
Dividend Payout Ratio	57.14%	54.29%	51.35%	43.93%	44.51%

(Calculation) Loans/ Total deposits = Loan to Deposit Ratio
	December 31,
	2007	2006	2005	2004	2003
Loans	$121,739,193	$120,709,320	$135,214,258	$154,331,037	$146,710,494
Total deposits	$203,126,831	$210,408,415	$218,817,301	$236,171,007	$241,947,330
Loan to Deposit Ratio	59.93%	57.37%	61.79%	65.35%	60.64%